Exhibit 3.4

MODIV INC.
ARTICLES OF AMENDMENT

Modiv Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article 1 of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Modiv Industrial, Inc.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to the change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 12:05 p.m., Eastern Time, on August 11, 2022.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 9th day of August, 2023.

ATTEST:                        MODIV INC.

By: /s/ RAYMOND J. PACINI                By: /s/ AARON S. HALFACRE
Name: Raymond J. Pacini                Name: Aaron S. Halfacre
Title: Secretary                        Title: Chief Executive Officer